UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 22, 2021

Date of Report (Date of earliest event reported)

Essential Properties Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-38530	82-4005693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

902 Carnegie Center Boulevard, Suite 520 Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 436-0619

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EPRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01—Regulation FD Disclosure.

Recent Developments

Certain Definitions

“Annualized base rent” or “ABR” means annualized contractually specified cash base rent in effect on March 31, 2021 or such other date as specified herein for all of our leases (including those accounted for as loans or direct financing leases) commenced as of that date and annualized cash interest on our mortgage loans receivable as of that date. “CPI” means the consumer price index for all urban consumers (CPI-U): U.S. city average, all items, which is a measure of the average change over time in the prices paid by urban consumers for a market basket of consumer goods and services. Unless the context otherwise requires, “we” and “our” mean Essential Properties Realty Trust, Inc., together with its consolidated subsidiaries.

April 2021 Equity Offering

In April 2021, we completed a follow-on offering of 8,222,500 shares of our common stock, including 1,072,500 shares of common stock purchased by the underwriters pursuant to an option to purchase additional shares, at a public offering price of $23.50 per share, raising gross proceeds of $193.2 million.

ATM Activity

In June 2020, we established our $250.0 million “at-the-market” equity distribution program (our “ATM Program”). From April 1, 2021 through June 18, 2021, we sold 102,608 shares of our common stock under our ATM Program, at a weighted average price per share of $23.45, raising gross proceeds of $2.4 million.

Recent ABR Collection Experience

We collected approximately 98% and 99% of our ABR for the months of April 2021 and May 2021, respectively. For the month of April 2021, we had recognized deferrals of approximately 1% of our ABR and for May 2021 we had recognized deferrals of less than 1% of our ABR. For purposes of this paragraph, ABR means annualized base rent in effect on April 1, 2021.

Lease Escalations

As of March 31, 2021, 99.4% of our leases (based on annualized base rent) provided for increases in future base rent at a weighted average rate of 1.5% per year and such increases generally range from 1.0% to 4.0% per year, in each case when assuming no growth in the CPI.

The charts below depict information about our lease escalation frequency and lease escalation type as of March 31, 2021:

(1)	Based on annualized base rent as of March 31, 2021.
(2)

Represents the weighted average annual escalation rate of our entire portfolio as if all escalations occur annually. For leases in which rent escalates by the greater of a stated fixed percentage or the CPI, we have assumed an escalation equal to the stated fixed percentage in the lease. As any future increase in the CPI is uncertain, we have not included an increase in the rent pursuant to these leases in the calculation of the weighted average annual escalation rate.

(3)

Approximately 95% of our leases had contractually fixed rent escalation provisions, approximately 4% of our leases had rent escalation provisions linked to the CPI and approximately 1% of our leases had no rent (or flat) escalation provisions, in each case based on annualized base rent as of March 31, 2021.

The information set forth in this item 7.01 is being “furnished” and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of Section 18, nor shall it be deemed incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

9.01—Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSENTIAL PROPERTIES REALTY TRUST, INC.

Date: June 22, 2021	By:	/s/ Mark E. Patten
Mark E. Patten Executive Vice President, Treasurer and Chief Financial Officer